UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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AFFILIATED MANAGERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFILIATED MANAGERS GROUP, INC.
600 Hale Street
Prides Crossing, Massachusetts 01965

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Affiliated Managers Group, Inc. (the “Company”) will be held on Thursday, May 31, 2007, at 10:00 a.m. Eastern time, at the Company’s offices, 600 Hale Street, Prides Crossing, Massachusetts 01965 for the following purposes:

1.                To elect seven directors of the Company to serve until the 2008 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.                To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3.                To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on April 24, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company’s Common Stock, at the close of business on that date, will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please carefully review the enclosed Proxy Statement and submit your proxy, which is being solicited by the Board of Directors. If you are a stockholder of record, please complete, sign, date and mail promptly the accompanying proxy card in the postage prepaid envelope; or, vote by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held by a broker, bank or other nominee, which are referred to as shares held in “street name,” please complete, sign, date and mail the voting instruction form or vote by telephone or over the Internet if your voting instruction form includes instructions and a toll-free telephone number or Internet web site to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

Any proxy may be revoked by delivery of a later-dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously submitted a completed proxy by telephone, Internet or mail. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions on the voting instruction form provided to you by your broker, bank or other nominee.

By Order of the Board of Directors.

John Kingston, III
Secretary

Prides Crossing, Massachusetts
April 27, 2007

AFFILIATED MANAGERS GROUP, INC.

600 Hale Street
Prides Crossing, Massachusetts 01965

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 31, 2007

April 27, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Affiliated Managers Group, Inc. (“AMG”, the “Company”, “we” or “us”) for use at our 2007 Annual Meeting of Stockholders to be held on Thursday, May 31, 2007 at 10:00 a.m. Eastern time, at our offices, 600 Hale Street, Prides Crossing, Massachusetts 01965, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect seven directors, ratify the selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the current fiscal year, and consider and act upon any other matters properly brought before them.

This Proxy Statement and the accompanying notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 30, 2007. The Board of Directors has fixed the close of business on April 24, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only stockholders of record of the Company’s Common Stock at the close of business on the Record Date will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Holders of Common Stock outstanding and entitled to vote as of the close of business on the Record Date will be entitled to one vote for each share held by them. As of the Record Date, there were 29,790,313 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Because brokers have discretionary authority to vote on all of the matters to be acted upon at the Annual Meeting, there will be no broker non-votes.

Directors will be elected by a plurality of votes cast, and “withheld” votes will have no effect on the outcome. The ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the effect of votes against the proposal to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year.

Stockholders are requested to submit a proxy by telephone or Internet, or by completing, signing, dating and returning the accompanying proxy card or, for shares held in street name, the voting instruction form in the enclosed, postage prepaid envelope. If you vote by telephone or the Internet, you should not return your proxy card or voting instruction form. Instead, please follow the instructions on your proxy card or voting instruction form for telephone and Internet voting. Shares represented by a properly completed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of each of the nominees for director and FOR ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders on such other matters.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted by telephone or the Internet may also change his or her vote with a timely and valid later telephone or Internet vote, as the case may be. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

A stockholder whose shares are held in street name may change previously delivered voting instructions by following the procedure set forth in the voting instruction form provided by the broker, bank or other nominee. A stockholder whose shares are held in street name may vote in person at the Annual Meeting, upon presenting picture identification, an account statement or a letter from the record holder indicating that the stockholder owned the shares as of the Record Date, and a proxy from the record holder issued in the stockholder’s name.

The Company’s 2006 Annual Report, including audited financial statements for the fiscal year ended December 31, 2006, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation materials.

PROPOSAL 1:  ELECTION OF DIRECTORS

Introduction

Our Board of Directors currently consists of seven members. At the Annual Meeting, seven directors will be elected to serve until the 2008 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated Messrs. Richard E. Floor, Sean M. Healey, Harold J. Meyerman, William J. Nutt, Patrick T. Ryan and Jide J. Zeitlin, and Dr. Rita M. Rodriguez (collectively, the “Nominees”) to serve as directors. Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will, if elected, serve as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF EACH OF THE NOMINEES IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Information Regarding the Nominees

The name, age (as of April 1, 2007) and a description of the business experience, principal occupation and past employment of each of the Nominees during at least the last five years is set forth below.

Name	Age
Richard E. Floor	66
Sean M. Healey	45
Harold J. Meyerman(1)(2)(3)	68
William J. Nutt	62
Rita M. Rodriguez(1)(3)	64
Patrick T. Ryan(2)(3)	48
Jide J. Zeitlin(1)(2)	43

(1)          Member of the Nominating and Governance Committee.

(2)          Member of the Compensation Committee.

(3)          Member of the Audit Committee.

Richard E. Floor has been a director of the Company since its formation in December 1993. Mr. Floor has been a partner at the law firm of Goodwin Procter LLP since 1975. Mr. Floor is also a director of New America High Income Fund, a closed-end investment company.

Sean M. Healey is the Company’s President and Chief Executive Officer, a role he has served in since January 1, 2005. Prior to that time, Mr. Healey served as President and Chief Operating Officer. Mr. Healey has been a member of the Company’s Board of Directors since May 2001. Prior to joining the Company, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. In 2006, Mr. Healey received a presidential appointment to serve on the President’s Export Council, the nation’s principal advisory committee on international trade. He also serves on the Board of Trustees of the Peabody Essex Museum and on the Board of Directors of

the Boys and Girls Clubs of Boston. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin and an A.B. from Harvard College.

Harold J. Meyerman has been a director of the Company since July 1999. Mr. Meyerman retired as a Managing Director of the Global Financial Institutions and Trade Group of The Chase Manhattan Bank (“Chase”) in December 1998. His responsibilities at Chase included overseeing the asset management businesses. Before joining Chase, Mr. Meyerman was President and Chief Executive Officer of First Interstate Bank, Ltd. Mr. Meyerman also serves on the Boards of Directors of the Huntington Medical Research Institutes, the Genetics and IVF Institute, as Chairman of Exporters Insurance, Inc. and as Chairman of Ansett Aircraft Spares and Services, Inc., a private corporation located in Sylmar, California. Mr. Meyerman also serves as President of the Board of Trustees of the Palm Springs Art Museum.

William J. Nutt founded the Company in December 1993 and is the Company’s Chairman. From 1993 to December 2004, Mr. Nutt served as Chief Executive Officer of the Company. Mr. Nutt also served as the Company’s President from 1993 to 1999. Prior to founding AMG, Mr. Nutt was President and Chief Operating Officer of The Boston Company and was responsible for its institutional money management business, mutual fund administration, distribution and custody business and master trustee and custodian business. As Chairman and Chief Executive Officer of The Boston Company’s principal subsidiary, Boston Safe Deposit and Trust Company, Mr. Nutt was also responsible for its personal banking and trust business. He also serves as an Overseer of the New England Aquarium and on the Advisory Council of the Trustees of Reservations. Mr. Nutt is also a Commissioner of the Massachusetts Aeronautics Commission. Mr. Nutt received a J.D. from the University of Pennsylvania and a B.A. from Grove City College.

Rita M. Rodriguez has been a director of the Company since January 2000. Dr. Rodriguez has been a Fellow and Senior Fellow at the Woodstock Theological Center at Georgetown University since September 2002, and from March 1999 to September 2002 served as an international finance consultant. Dr. Rodriguez was formerly a full-time member of the Board of Directors of the Export Import Bank of the United States from 1982 to March 1999. Prior to joining the Export Import Bank Board, Dr. Rodriguez was a professor in the finance faculties at the University of Illinois at Chicago and at Harvard Business School. In addition, Dr. Rodriguez has authored numerous journal articles and books on the subject of international finance. Dr. Rodriguez also serves on the Board of Directors and the Audit Committee of ENSCO International Incorporated, an international offshore contract drilling company, on the Board of Directors and the Audit Committee of Phillips-Van Heusen Corporation, an apparel company, and on the Board of Directors of the Academy for Educational Development and the Private Export Funding Corporation.

Patrick T. Ryan has been a director of the Company since July 2005. Mr. Ryan is President and Chief Executive Officer of PolyMedica Corporation, a leading direct-to-consumer provider of health care products and services for individuals with chronic diseases. Before joining PolyMedica, Mr. Ryan served as the Chairman and CEO of Physicians Dialysis Inc., the nation’s sixth largest dialysis provider when it was acquired by DaVita Inc. in September 2004. Previously, Mr. Ryan served as President and Chief Executive Officer of PrincipalCare Inc., a company specializing in women’s healthcare, and ImageAmerica, Inc., a publicly-traded company that provided medical diagnostic imaging services. Earlier in his career, Mr. Ryan was the co-founder of RB Diagnostics, a company providing diagnostic imaging services, and also served as a Regional General Manager of American Hospital Supply Corporation. Mr. Ryan currently serves as a director for PolyMedica Corporation and the Beth Israel Deaconess Medical Center and serves on the Board of Trustees of Northeast Hospital Foundation.

Jide J. Zeitlin has been a director of the Company since January 2006. Mr. Zeitlin formerly served as a senior investment banker at Goldman, Sachs & Co., where he was elected a partner in 1996, and is now a private investor. His career at Goldman Sachs included a number of senior management positions in the firm’s investment banking division, where he focused on the industrial, consumer and healthcare industries, as well as service in the firm’s executive office. Mr. Zeitlin currently serves as Chairman of the Board of Trustees at Amherst College and is a member of the boards of Milton Academy, the Harvard Business School Visiting Committee, Teach for America, Montefiore Medical Center, Playwrights Horizons and Common Ground Community. He also serves as a director of Coach, Inc., a designer and marketer of premium handbags and accessories.

Meetings of the Board of Directors and Committees and Corporate Governance Matters

During 2006, the Board of Directors met eight times. Each incumbent member of the Board of Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all standing committees of the Board of Directors on which such director served. We do not have a formal policy regarding director attendance at an annual meeting of stockholders. Three directors were in attendance at the 2006 Annual Meeting of Stockholders.

At least annually, the Board of Directors evaluates all relationships between the Company and each director in light of the relevant facts and circumstances to determine whether a material relationship exists between the Company and the director, either directly or indirectly. After its most recent evaluation of director independence, the Board of Directors determined that five of its seven current directors, Messrs. Floor, Meyerman, Ryan and Zeitlin and Dr. Rodriguez, have no material relationship with the Company and are “independent” for purposes of the listing standards of the New York Stock Exchange (the “NYSE”). The Board of Directors based these determinations primarily on a review of the responses of the nominees to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with them.

In determining that Mr. Floor is independent, the Board of Directors considered that a professional corporation, of which he is the sole shareholder, is a partner in a law firm that has provided legal services to the Company in amounts that did not reach any disclosure thresholds under applicable rules and regulations and in which in any event Mr. Floor did not have any direct or indirect material interest.

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each such committee acts pursuant to a written charter adopted by the respective committee. A description of each committee is set forth below.

Audit Committee.   The Audit Committee currently consists of Dr. Rodriguez and Messrs. Meyerman and Ryan, each of whom is “independent” for purposes of the NYSE listing standards, including those applicable to audit committees. Each member of the Audit Committee is also an audit committee financial expert, as defined by the Securities and Exchange Commission (the “SEC”). The Audit Committee’s purpose is to assist the Board of Directors in oversight of our internal controls and financial statements and the audit process. The Audit Committee met seven times during 2006.

Compensation Committee.   The Compensation Committee currently consists of Messrs. Meyerman, Ryan and Zeitlin, each of whom is “independent” for purposes of the NYSE listing standards. The Compensation Committee is responsible for overseeing our general compensation policies and establishing and reviewing the compensation plans and benefit programs applicable to our executive officers. In that capacity, the Compensation Committee also administers our stock option and incentive plans, as well as the Long-Term Executive Incentive Plan (the “LTIP”) and the 2006 Deferred Compensation Plan. The Compensation Committee met six times during 2006.

Nominating and Governance Committee.   The Nominating and Governance Committee currently consists of Messrs. Meyerman and Zeitlin and Dr. Rodriguez, each of whom is “independent” for purposes of the NYSE listing standards. The Nominating and Governance Committee is primarily responsible for recommending criteria to the Board of Directors for Board of Directors’ and committee membership, identifying and evaluating director candidates, overseeing the evaluation of the Board of Directors and its committees, and maintaining our corporate governance guidelines. The Nominating and Governance Committee may solicit director candidate recommendations from a number of sources, including non-management directors, executive officers and third party search firms. The Nominating and Governance Committee will consider for nomination any director candidates, including director candidates recommended by our stockholders, who are deemed qualified by the Nominating and Governance Committee in light of the qualifications and criteria for Board of Directors’ membership described below, or such other criteria as approved by the Board of Directors or a committee thereof from time to time. Stockholder recommendations must be submitted to the Nominating and Governance Committee in accordance with the substantive and procedural requirements set forth in our By-laws, including those discussed below under the caption “Other Matters—Stockholder Proposals,” and any procedures established from time to time by the Nominating and Governance Committee. The Nominating and Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates and considers this appropriate because it evaluates recommendations without regard to their source, nor does it have a specific policy regarding the review of related party transactions because it evaluates any such relationship on a case by case basis. The Nominating and Governance Committee met four times during 2006.

When considering candidates for directorship, the Nominating and Governance Committee takes into account a number of factors, including the following qualifications: the nominee shall have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and the attributes necessary (in conjunction with the other members of the Board of Directors) to best serve the long-term interests of the Company and its stockholders. In addition, the Nominating and Governance Committee reviews from time to time the skills and characteristics necessary and appropriate for directors in light of the then current composition of the Board of Directors, including such factors as business experience, diversity and knowledge of the financial services industry in general and the asset management industry in particular. The Nominating and Governance Committee will review at least annually our corporate governance guidelines to ensure that we continue to meet best corporate governance practice standards.

Executive Sessions of Non-management Directors.   Our non-management directors meet in regularly scheduled executive sessions. Since the charter of the Nominating and Governance Committee provides that the Chair of that committee shall serve as the lead director, Mr. Meyerman serves as the lead director calling and chairing the executive sessions and in communicating with Mr. Healey, President and Chief Executive Officer, and Mr. Nutt, Chairman of the Board of Directors.

Stockholder Communications with Non-management Directors or the Board of Directors.   An interested party may communicate directly with Mr. Meyerman, the lead director, by sending a confidential memorandum addressed to his attention at Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965. Any communications to the full Board of Directors may be directed to John Kingston, III, Executive Vice President, General Counsel and Secretary of the Company, who would, in his discretion, discuss the communications with the Board of Directors at a regular meeting of the Board of Directors.

Availability of Corporate Governance Documents.   We maintain a corporate governance section on our web site that includes, among other items, the Board of Directors’ Corporate Governance Guidelines; the charters for the Audit, Compensation and Nominating and Governance Committees; the Code of Business Conduct and Ethics applicable to all directors, officers and employees; the Code of Ethics applicable to our chief executive officer, chief financial officer and other senior financial officers; and the Policy Regarding Special Trading Procedures applicable to all directors, officers and employees. This information is available on the investor information section of our web site, www.amg.com, under “corporate governance,” but is not incorporated by reference into this Proxy Statement. In addition, copies of these documents will be provided without charge to any person upon request to John Kingston, III, Executive Vice President, General Counsel and Secretary, Affiliated Managers Group, Inc., 600 Hale

Street, Prides Crossing, Massachusetts 01965. If we make any substantive amendment to these corporate governance documents or grant any waiver, including any implicit waiver, from a provision of any such governance document to the persons covered thereby, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our web site or in a report on Form 8-K.

Information Regarding Executive Officers of the Company

The name, age (as of April 1, 2007) and positions of each of our executive officers, as well as a description of their business experience and past employment during at least the last five years, is set forth below:

Name	Age	Position
Sean M. Healey	45	President and Chief Executive Officer
Darrell W. Crate	40	Executive Vice President, Chief Financial Officer and Treasurer
Nathaniel Dalton	40	Executive Vice President and Chief Operating Officer
John Kingston, III	41	Executive Vice President, General Counsel and Secretary

For the biographical information of Mr. Healey, see “Information Regarding the Nominees” above.

Darrell W. Crate is an Executive Vice President and the Chief Financial Officer of the Company, a role he has served in since 2001. Prior to that time, Mr. Crate served as a Senior Vice President and the Chief Financial Officer of the Company. Prior to joining AMG, Mr. Crate was a Managing Director in the Financial Institutions Group of Chase Manhattan Corporation focusing exclusively on investment management firms. Mr. Crate received an M.B.A. from Columbia Business School and a B.A. from Bates College.

Nathaniel Dalton is an Executive Vice President and the Chief Operating Officer of the Company. Mr. Dalton has served as Executive Vice President, with responsibility for AMG’s Affiliate Development efforts, since 2001, and was named as Chief Operating Officer in December 2006. Previously,  Mr. Dalton served as a Senior Vice President and the General Counsel of the Company. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin Procter LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

John Kingston, III is an Executive Vice President and General Counsel of the Company. He has served as the General Counsel of the Company since 2002, and was named as an Executive Vice President in May 2006. Prior to joining AMG, Mr. Kingston served as a senior counsel to Miller Anderson & Sherrerd, LLP, a division of Morgan Stanley Investment Management, and was an attorney at Ropes & Gray LLP, focusing on corporate and securities laws issues, with a particular focus on the investment management industry. Mr. Kingston received a J.D. from Harvard Law School, and a B.S. and B.A. from the University of Pennsylvania.

Compensation Discussion and Analysis

Our Executive Compensation Program

We structure our executive compensation policies and programs to further two basic objectives: first, that executive compensation should be closely aligned with increases in stockholder value as measured by growth in our Cash Net Income per share, or “Cash Earnings,” as more fully discussed below, and second, that executive compensation should be designed to motivate and retain the services of key members of our senior management. The Compensation Committee evaluates this compensation philosophy from time to time to confirm that it serves to advance the Company’s objectives; the philosophy was last reviewed at its meeting in April 2007.

We believe that an executive officer’s total compensation should be comprised principally of performance-based cash and equity compensation, to best align compensation with increases in stockholder value. In determining performance-based cash compensation levels, we primarily consider growth in Cash Earnings on a relative and absolute basis in evaluating the short-term and long-term performance of the Company. We consider Cash Earnings the most important measure of our financial performance, as we believe it best represents operating performance before non-cash expenses relating to the acquisition of interests in our affiliated investment management firms. (Cash Earnings, or Cash Net Income, is Net Income plus amortization and deferred taxes relating to intangible assets plus Affiliate depreciation.) In awarding any performance-based compensation, the Compensation Committee considers the mix and timing of such compensation to achieve short and long-term incentive objectives. In addition to our performance-based cash and equity compensation, we also utilize competitive base salaries and other components of compensation that the Compensation Committee deems appropriate to meet the objective of retaining key members of senior management.

In addition to our belief that compensation should be principally performance-based, we also believe that to ensure the retention of key members of our senior management, total compensation should be appropriate relative to the marketplace for the services of our executive officers. To evaluate the relevant marketplace for such services, we assess a peer universe reflective of our (and therefore our executive officers’) unique positioning in the asset management industry; with attributes that are in some respects similar to various publicly traded asset management industry peers, and similar in other respects to private equity firms and investment banking institutions given our focus on acquisitions as a principal component of our strategy.

In the asset management industry, as we evaluate compensation arrangements, we consider our peer group to include the following: Ameriprise Financial, Inc., BlackRock, Inc., Calamos Asset Management, Inc., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Janus Capital Group Inc., Legg Mason, Inc., Nuveen Investments, Inc., T. Rowe Price Group, Inc., and Waddell & Reed Financial, Inc. From this peer universe, we evaluate which peers are most comparable with respect to size (market capitalization and assets under management) and general business profile (those companies that have similarly specialized investment management capabilities, or those companies that have similar operating structures, such as holding companies). We also consider the senior management profile of a company in determining compensation comparability (for example, the extent to which company founders are serving in senior management, relatively large bonuses or grants to newly hired or promoted executives, or the impact of pending retirements). From time to time we also consider other extraordinary corporate circumstances (such as mergers or acquisitions) that may trigger sizeable compensation packages and have the effect of making compensation arrangements for a particular peer less comparable in any given year. Finally, as noted above, in addition to this peer universe, to appropriately reflect our focus on acquisition initiatives, with respect to certain executive officers we also consider the compensation structures at various private equity firms and investment banking institutions.

In determining the level of performance-based compensation that is reasonable with respect to the most comparable peer and peer universe, we strive to create the optimum level of incentives to ensure that key executives remain with the Company and execute our growth strategy to increase value to stockholders. To achieve that objective, the Compensation Committee closely monitors the allocation of our executives’ compensation among three primary components: base salary, bonus and equity-based compensation awards, so as to maintain an appropriate balance between fixed compensation and performance-based compensation. In addition to these three primary components, the Compensation Committee considers the value of any perquisites granted to the executive officer.

Our Compensation Committee

The primary objective of the Compensation Committee is to develop compensation arrangements that provide incentives to further our long-term strategic plan and enhance stockholder value. In meeting this objective, the Compensation Committee oversees our general compensation policies, establishes and reviews the compensation plans and benefit programs applicable to our executive officers and administers our stock option and incentive plans.

The Compensation Committee currently consists of Messrs. Meyerman, Ryan and Zeitlin, with Mr. Meyerman serving as the Chair. Each of Messrs. Meyerman, Ryan and Zeitlin has significant experience in compensation matters as a result of their service as executive officers or advisors to various public companies. In 2006, the Compensation Committee met six times. The Compensation Committee’s agenda and meeting calendar were determined by the Compensation Committee, with input (as appropriate) from Mr. Healey, the President and Chief Executive Officer of the Company. At the request of the Committee, Mr. Healey and Mr. Nutt, Chairman of the Board of Directors, generally attend meetings of the Compensation Committee. At such meetings, Mr. Healey makes recommendations from time to time to the Compensation Committee regarding base salary levels, bonuses and incentive awards with respect to executive officers, as well as the design of long-term and equity incentive plans. In addition, the Compensation Committee invites Mr. Crate, Executive Vice President and Chief Financial Officer, and Mr. Kingston, Executive Vice President and General Counsel, to attend certain meetings of the Compensation Committee to discuss the design, implementation and administration of long-term incentive, equity incentive and deferred compensation plans. The Compensation Committee also meets regularly in executive session without the presence of any executive officer whose compensation the committee is scheduled to discuss.

Compensation Consultants

In 2006, the Compensation Committee engaged an independent outside executive compensation consulting firm, Thomas E. Shea & Associates, LLC (“Shea & Associates”) to assist the Committee with compensation matters, including providing peer group and most comparable peer group benchmarking information and an independent analysis of our executive compensation policies and practices. In addition to engaging Shea & Associates, the Compensation Committee also employed the services of Pearl Meyer & Partners (“Pearl Meyer”) and Clark Consulting, Inc. (“Clark Consulting”) to assist with certain specific aspects of Shea & Associates’ analysis. Shea & Associates reported its findings directly to the Compensation Committee. Shea & Associates does not provide any other services to the Company.

Shea & Associates advised the Compensation Committee primarily with respect to the compensation arrangements for our executive officers and directors, and particularly provided advice with respect to our compensation practices in relation to the comparative universe for the Company. Pearl Meyer assisted Shea & Associates with the quantitative and comparative review of the companies comprising our peer group, including the most comparable peers from that group. Clark Consulting primarily assisted with the design and implementation of our 2006 Deferred Compensation Plan. The analysis provided by Shea & Associates considered financial metrics for our peers, including market capitalization, assets under management, various measures of profitability, and growth in the Company’s stock price. In order to prepare its analysis for the Compensation Committee, Shea & Associates, Clark Consulting, and Pearl Meyer would meet from time to time with senior management.

In setting executive officer compensation levels, the Compensation Committee considered the comparative compensation analyses provided by Shea & Associates, and then applied the collective experience and judgment of the Compensation Committee to such data (and the relative significance of the various comparative universe components) to make compensation determinations. In setting director compensation levels, Shea & Associates made recommendations to the Compensation Committee, and the

Committee made its compensation determinations after considering such recommendations. A representative of Shea & Associates attended two meetings of the Compensation Committee in 2006, and apprised the Committee on the progress of compensation surveys, and also made recommendations regarding executive officer and director compensation levels.

2006 Compensation Process

In 2006, the process of establishing appropriate compensation targets and benchmarks began at the January 2006 Compensation Committee meeting. At that meeting, the Compensation Committee evaluated the appropriate target Cash Earnings per share growth rate for the year. In evaluating the Cash Earnings per share growth rate, the Compensation Committee considered the target growth rates of past years and prevailing business conditions. At the January 2006 meeting, the Compensation Committee also determined that Shea & Associates should perform a preliminary analysis benchmarking the compensation of senior management against the peer universe, as well as a similar analysis for director compensation. In its request for Shea & Associates to perform this analysis, the Compensation Committee also requested that Shea & Associates (and other consultants assisting them) consider the possible extension of the comparable universe to other public and non-public financial industry peers. The Compensation Committee also asked Shea & Associates to consider potential additional elements of compensation that would further strengthen executive retention and alignment of compensation with stockholder interests, and to report to the Compensation Committee on their possible employment by the Company.

At the April and July Committee meetings, Shea & Associates reported on its findings, as well as the findings of Pearl Meyer and Clark Consulting. Based on its findings, Shea & Associates advised the Compensation Committee that the public company peer universe continued to be the most appropriate comparative universe, and the Compensation Committee determined to continue to employ that universe. Shea & Associates also reported on a range of possible additional compensation arrangements, and provided additional information on such arrangements. After considering the range of potential additional compensation elements, the Compensation Committee concluded that an emphasis on performance-based and equity compensation continued to be in the best interest of the Company’s shareholders, and determined that no additional compensation elements were appropriate at this time.

The Compensation Committee also considered the appropriate form of equity-based compensation at its meetings throughout the year, and in that consideration requested that Shea & Associates evaluate the relative benefits of different forms of restricted stock and options. Shea & Associates observed that options provide an efficient means of providing incentives for companies that are growth-oriented, and recommended the implementation of a new stock option plan to provide additional flexibility to implement our compensation objective of retaining and motivating key personnel. On this basis, at a meeting in April, the Compensation Committee adopted the 2006 Stock Option and Incentive Plan (the “2006 Option Plan”), and recommended its approval by stockholders of the Company. At the Annual Meeting of Stockholders in May 2006, the plan was approved by our stockholders.

At the October meeting, the Compensation Committee evaluated the relative benefits of options in various forms. After considering the Company’s objectives that equity-based compensation best encourage retention of senior executives and strong long-term performance, and maximize the benefits to stockholders while minimizing the costs to the Company, the Compensation Committee determined that option grants would provide a sustainable structure for achieving the benefits of equity-based compensation over the long term. On that basis, the Compensation Committee determined to grant option awards in 2006.

At its meetings in December 2006 and January 2007, the Committee completed its compensation process. At the December 2006 meeting, the Compensation Committee was provided a final analysis of compensation at the peer universe and most comparable peer universe, which reflected the then most current information of comparative management compensation. At that meeting, the Compensation Committee was also provided a preliminary assessment of our Cash Earnings per share performance with respect to the targets established earlier in the year. On the basis of this performance data and benchmarking information, and consistent with its objective to retain executive officers, the Compensation Committee established a preliminary total compensation target for each member of senior management, and issued options to senior management and other employees that were consistent with those targets.

At the January 2007 meeting, the Committee received final Cash Earnings per share performance information. We had achieved growth in Cash Earnings per share in 2006 of approximately 17%, exceeding the Compensation Committee’s growth target; on this basis, consistent with the LTIP formula, $23.5 million was available for payment. As a result of its evaluation of the absolute and relative performance of the Company and its executive officers, and the results of the comparable compensation universe benchmarking review, the Committee determined that it was appropriate to pay a total of $16.9 million in performance-based cash compensation to our executive officers, and exercised its discretion under the plan to limit payments to that amount.

Elements of Compensation

Base Salary

In determining base salary levels for our executive officers, the Compensation Committee takes into account the executive’s scope of responsibility, performance and salary history as well as internal consistency within our salary structure. In addition, the Compensation Committee annually reviews the base salary being paid to executive officers of other companies in the asset management industry, and in particular the subset of our peer group most comparable to us. Base salaries are also reviewed at the time of a promotion or other change in responsibilities.

The Compensation Committee intends that the base salary levels of our executive officers be generally competitive with executives in similar positions in comparable public companies in the asset management industry, and to target a base salary level that reflects the Compensation Committee’s belief that total compensation should be principally performance-based. Based on the Compensation Committee’s philosophy and the factors stated above, the Compensation Committee determined that 2007 base salaries remain unchanged, and to approve such salaries as follows: Mr. Healey, $750,000, each of Messrs. Crate and Dalton, $500,000 and Mr. Kingston, $350,000. (Mr. Brennan, who resigned in February 2007, received an annualized base salary of $500,000 until the time of his departure.)

Performance-based Compensation

We believe that total compensation should be principally comprised of performance-based compensation, so that compensation is closely aligned with increases in stockholder value. In determining the performance-based compensation levels for our executive officers, Cash Earnings is our principal performance benchmark to align executive compensation with increases in stockholder value. We consider Cash Earnings the most important measure of our financial performance, as it best represents operating performance before non-cash expenses relating to the acquisition of interests in our affiliated investment management firms. Under the terms of the LTIP, participating executives are eligible to receive incentive compensation for any fiscal year in which we achieve a Cash Earnings target, which is established by the Compensation Committee within the first 90 days of the fiscal year. As discussed above, we achieved growth in Cash Earnings per share in 2006 of 17%, and consistent with the LTIP formula corresponding with such growth, $23.5 million was available for payment. As a result of its evaluation of the absolute and relative performance of the Company and its executive officers, and the results of the comparable compensation universe benchmarking review, the Compensation Committee employed its discretion to reduce such formulaic payments, and reduced the cash incentive pool to the $16.9 million paid to our executive officers.

In addition to Cash Earnings, the Compensation Committee believes it is important to consider certain other Company and individual absolute and relative performance factors in determining the appropriate level of overall compensation for our executive officers. The Compensation Committee generally considers the performance and performance-based compensation levels of the Company and individual executive officers in relationship to the peer universe and most comparable peer group universe. In addition, where appropriate, the Compensation Committee considers the performance of our Common Stock and our performance relative to the financial markets generally, along with a broad assessment of qualitative management performance on both an individual and collective basis. The Compensation Committee’s determinations regarding the amount of performance-based compensation to be paid to each executive officer is set forth in the Summary Compensation Table.

Equity-based Compensation Awards

We believe that equity-based compensation awards provide appropriate long-term incentives to executive officers that are aligned closely with the achievement of enhanced stockholder value. In awarding any performance-based compensation, the Committee considers the mix and timing of such compensation to achieve short and long-term incentive objectives, including motivating and retaining key personnel.

The Compensation Committee grants equity-based incentive compensation awards on the basis of our historical performance and the individual executive officer’s contributions to that performance, as well as the expected contribution of the executive officer to our future performance. In determining the level of awards, the Compensation Committee considers potential equity-based awards in relation to the cash compensation to be paid and perquisites granted in any particular year to an executive officer. The Compensation Committee also considers the Company’s performance (both in terms of Cash Earnings growth and increase in stockholder value), individual executive officer contributions to that performance, expected executive officer contributions to our future performance, and the levels of salary and performance-based compensation and equity ownership of our executive officers. In addition, the Compensation Committee considers the performance and equity-based compensation levels of the Company and individual executive officers in relationship to the peer universe and most comparable peer group universe, as well as the comparative levels of equity ownership of individual officers.

In December 2006, the Compensation Committee determined to grant options to executive officers under the stockholder-approved 2006 Option Plan, as more fully set forth below in the Grants of Plan-Based Awards Table. This grant of options was consistent with the philosophy of employing a compensation approach where an increase in the value to an executive officer is directly linked to an increase in stockholder return. Consistent with our objective to retain our executive officers, the awards granted were subject to vesting and forfeiture provisions. The aggregate number of options granted and the overall projected fair value of such option grants was primarily the result of a review of equity grants to executive officers at the Company’s peer universe and most comparable peer universe, although the Compensation Committee did not follow a strict formula.

Other Incentive and Retention Programs

In 2000, the Compensation Committee adopted the LTIP, which is intended to qualify as a performance-based plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). It is designed to align executive incentive compensation with increases in stockholder value and to use deferred incentive compensation as a tool to retain key employees. Under the LTIP, executives specified by the Compensation Committee are eligible to receive incentive compensation for any fiscal year in which we achieve certain cash earnings targets. The Compensation Committee determines the incentive pool and awards under the LTIP. Within the first ninety days of each fiscal year, the Committee establishes the formula by which the incentive pool is determined by reference to growth in our pre-tax cash net income. The Committee also fixes for each participant the percentage share of the pool that the participant can earn and a target amount of base cash earnings per share that must be achieved for the participant to earn an award. In awarding such performance-based compensation, the Committee also considers the mix and timing of such compensation to achieve short and long-term incentive objectives. No participant’s award may exceed 5% of the Company’s pre-tax cash net income. The Committee may reduce the size of the incentive pool or any individual award, but may not increase the size of an individual award. The LTIP and each of the material amendments to such plan have been approved by our Board of Directors and shareholders.

In 2005, the Compensation Committee established an Executive Retention Plan (the “2005 Retention Plan”) to provide it with additional flexibility to meet its objective to retain executive officers of the Company. From time to time, the Committee determines that long-term compensation with vesting and forfeiture provisions is an effective and appropriate retention tool, and may make grants to officers through a trust vehicle in which an officer may choose to invest in the Company’s Common Stock, Affiliate investment products, or cash accounts. As discussed in further detail in the Outstanding Equity Awards at 2006 Fiscal Year-End Table, the Committee last made 2005 Retention Plan grants in 2005, and no grants were made in 2006.

Other Elements of Compensation

We provide a 401(k) Profit Sharing Plan for all employees and generally contribute a percentage of compensation to such plans. We also provide other benefits such as medical, dental and life insurance and disability coverage to all eligible employees.

Perquisites

As we emphasize performance-based compensation, we provide a modest level of perquisites (such as financial counseling and medical services, and use of Company aircraft). We principally provide these benefits in order to be consistent with competitive compensation arrangements for senior executives.

Post-Termination Compensation and Benefits

We have not entered into any employment, severance or change in control agreement with any of our executive officers or directors. Upon the event of a change in control, equity awards will accelerate and become vested or unrestricted, as the case may be.

Deferred Compensation Plan

In 2006, the Compensation Committee established the Deferred Compensation Plan to provide additional retirement plan flexibility for officers of the Company. The plan provides officers and directors the opportunity to voluntarily defer compensation on a pre-tax basis, and invest such deferred amounts in one or more specified measurement funds. While we have no obligation to do so, the Deferred Compensation Plan also provides the Compensation Committee the opportunity to make discretionary contributions; in the event any such contributions are made, contributed amounts are expected to be subject to vesting and forfeiture provisions.

In 2006, no executive officer or director elected to defer compensation under the Deferred Compensation Plan and the Compensation Committee had not made any contributions under such plan on behalf of any executive officer or director.

Stock Ownership Guidelines

In connection with the Company’s equity-based compensation policies, the Compensation Committee approved stock ownership guidelines for our executive officers in 2006. We believe that stock ownership guidelines (which are currently established by the Compensation Committee as a multiple of five times of base salary, to be achieved over five years) further align the interests of executive officers with those of our stockholders.

Equity Grant Policy

We grant all equity (including options) under the terms of an equity grant policy, which provides procedures for the issuance of options by the Compensation Committee. The option exercise price for all grants is equal to the closing price of the Company’s Common Stock on the date of the grant.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to any “covered employee” of a publicly held corporation (generally the corporation’s chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). Under the LTIP, performance compensation paid thereunder to such covered employees is intended to be deductible by the Company. In implementing our compensation policies during fiscal 2006, we considered, among other things, the LTIP and the opportunities it affords to preserve the tax deductibility of compensation to executive officers. The Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted while providing our executive officers with appropriate rewards for their performance.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

HAROLD J. MEYERMAN

PATRICK T. RYAN

JIDE J. ZEITLIN

Executive Compensation Tables

The following tables provide information regarding the compensation arrangements for the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers (collectively, the “Named Executive Officers”).

2006 Summary Compensation Table

Name and Principal Position	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean M. Healey	750,000	7,000,000	130,137	237,420	8,117,557
President and Chief
Executive Officer
Darrell W. Crate	500,000	3,500,000	65,068	104,100	4,169,168
Executive Vice President,
Chief Financial Officer and
Treasurer
Nathaniel Dalton	500,000	3,500,000	65,068	97,941	4,163,009
Executive Vice President
and Chief Operating Officer
Seth W. Brennan	500,000	1,750,000	19,521	59,662	2,329,183
Executive Vice President (4)
John Kingston, III	350,000	1,100,000	14,966	46,351	1,511,317
Executive Vice President,
General Counsel and
Secretary

(1)          These figures represent performance-based incentive awards pursuant to the Company’s LTIP, which were paid in January 2007.

(2)          These figures represent expense recognized during 2006 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004)—Share-Based Payment (“FAS 123R”). The assumptions used in the calculation of these amounts are included in Note 1 of our Annual Report on Form 10-K for fiscal year 2006, filed with the SEC on March 1, 2007.

(3)          For 2006, other compensation included (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $22,000 on behalf of each Named Executive Officer, (ii) financial service benefits for each of the Named Executive Officers, including such benefits in the amount of $110,725, $34,085, and $33,855 for Messrs. Healey, Crate, and Dalton, respectively, and tax payments in connection with such financial service benefits in the amounts of $76,770, $23,632, and $23,473 for Messrs. Healey, Crate and Dalton, respectively, (iii) healthcare benefits with respect to each of Messrs. Healey, Crate, Dalton and Brennan and tax payments in connection therewith, and (iv) aircraft usage benefits with respect to each of Messrs. Healey, Crate, Dalton and Brennan.

(4)          Mr. Brennan resigned as Executive Vice President of the Company on February 2, 2007.

Grants of Plan-Based Awards in Fiscal Year 2006

					All Other
					Stock Awards:		Grant Date
					Number of		Fair Market
		Estimated Possible Payouts Under			Securities	Exercise or	Value of Stock
		Non-Equity Incentive Plan Awards (1)			Underlying	Base Price of	and Option
	Grant	Threshold	Target	Maximum	Options	Option Awards	Awards
Name	Date	($)	($)	($)	(#) (2)	($/Sh)	($)
Sean M. Healey	12/12/06	3,150,000	7,000,000	8,225,000	350,140	102.83	10,000,000
President and
Chief Executive Officer
Darrell W. Crate	12/12/06	1,800,000	4,000,000	4,700,000	175,070	102.83	5,000,000
Executive Vice President,
Chief Financial Officer
and Treasurer
Nathaniel Dalton	12/12/06	1,800,000	4,000,000	4,700,000	175,070	102.83	5,000,000
Executive Vice President
and Chief Operating
Officer
Seth W. Brennan	12/12/06	1,800,000	4,000,000	4,700,000	52,521	102.83	1,500,000
Executive Vice President
John Kingston, III	12/12/06	450,000	1,000,000	1,175,000	40,266	102.83	1,150,000
Executive Vice
President, General
Counsel and Secretary

(1)           These figures represent the portion of the aggregate LTIP pool allocated to each executive officer. In the case of the Maximum Possible Payout, these amounts are based upon the LTIP pool determined to be available for award as a result of the Company’s Cash Earnings growth in 2006; at the outset of 2006, these amounts were not yet known.

(2)           The awards that appear in the “All Other Stock Awards” column were made under the 2006 Option Plan. The options were granted on December 12, 2006 and are exercisable in 20% increments on each of December 31, 2007 and 2008 and 30% increments on each of December 31, 2009 and 2010, and are subject to acceleration upon a change in control of the Company.

Outstanding Equity Awards at 2006 Fiscal Year-End (1)

	Option Awards (2)
Name	Number of Securities Underlying Unexercised Options which are free of transfer restrictions (#) (3)	Number of Securities Underlying Unexercised Options which are subject to transfer restrictions or unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Sean M. Healey	108,750			46.69	12/19/2008
President and Chief	78,750			33.97	12/10/2009
Executive Officer	101,250			43.50	7/24/2010
	105,000			35.42	8/14/2010
	87,187	29,063	(4)	44.35	12/10/2010
	71,871			31.96	12/19/2010
	91,093	41,407	(5)	45.27	7/27/2014
	26,500	106,000	(6)	63.38	11/30/2014
		350,140	(7)	102.83	12/12/2013
Darrell W. Crate	93,750			38.73	7/24/2008
Executive Vice President,	91,610			46.69	12/19/2008
Chief Financial Officer	52,813			33.97	12/10/2009
and Treasurer	90,000			43.50	7/24/2010
	90,000			35.42	8/14/2010
	78,750	26,250	(4)	44.35	12/10/2010
	79,062	35,938	(5)	45.27	7/27/2014
	23,000	92,000	(6)	63.38	11/30/2014
		175,070	(7)	102.83	12/12/2013
Nathaniel Dalton	93,750			38.73	7/24/2008
Executive Vice President	91,610			46.69	12/19/2008
and Chief Operating	71,250			33.97	12/10/2009
Officer	90,000			43.50	7/24/2010
	15,000			35.42	8/14/2010
	78,750	26,250	(4)	44.35	12/10/2010
	53,119			31.96	12/19/2010
	79,062	35,938	(5)	45.27	7/27/2014
	23,000	92,000	(6)	63.38	11/30/2014
		175,070	(7)	102.83	12/12/2013
Seth W. Brennan	17,813			33.97	12/10/2009
Executive Vice President	90,000			43.50	7/24/2010
	72,500			35.42	8/14/2010
	56,250	18,750	(4)	44.35	12/10/2010
	46,871			31.96	12/19/2010
	79,062	35,938	(5)	45.27	7/27/2014
	23,000	92,000	(6)	63.38	11/30/2014
		52,521	(7)	102.83	12/12/2013
John Kingston, III	20,360			46.69	12/19/2008
Executive Vice President,	11,250			33.97	12/10/2012
General Counsel and	60,000			43.50	7/24/2013
Secretary	45,000	15,000	(4)	44.35	12/10/2013
	48,125	21,875	(5)	45.27	7/27/2014
	14,000	56,000	(6)	63.38	11/30/2014
		40,266	(7)	102.83	12/12/2013

(1)          As discussed in Compensation Discussion and Analysis, the Compensation Committee has previously made retention grants to executive officers (along with other Company officers) through the Company’s 2005 Retention Plan. In 2005, the Compensation Committee granted $3,450,000 to Mr. Healey, $2,300,000 to each of Messrs. Brennan, Crate and Dalton, and $1,150,000 to Mr. Kingston, which grants are scheduled to vest in equal increments in 2007, 2008, 2009 and 2010. Each executive officer has invested substantially the entire grant in Common Stock of the Company, with the remainder in Affiliate investment products. Under the terms of the 2005 Retention Plan, all unvested amounts are subject to forfeiture in the event of departure. In 2006, no grants were made under the 2005 Retention Plan.

(2)          In December 2003, the Compensation Committee approved an amendment to the Company’s outstanding stock option agreements (other than options granted to directors) that resulted in unvested options becoming vested options to purchase shares of restricted stock. Any shares of restricted stock issued on the exercise of the vested options remain subject to restrictions on transfer that lapse according to specified schedules which are identical to the original option vesting schedule (as applicable) at the date of grant, provided the option holder remains employed by the Company. In the event the option holder ceases to be employed, any shares issuable on the exercise of these options which are then subject to restrictions on transfer will remain subject to transfer restrictions until December 2010 or seven years after the date of grant, whichever is later. The options are subject to acceleration upon a change in control of the Company.

(3)          As a result of the Company’s three-for-two stock split in 2004, the following one share grants resulted from the combining of fractional shares: for Mr. Healey, a one-share grant with an exercise price of $18.46 and an expiration date of December 3, 2008; and for each of Messrs. Healey, Crate, Brennan and Dalton, a one-share grant with an exercise price of $27.01 and an expiration date of July 23, 2009.

(4)          The options were granted on December 10, 2003. They became exercisable in 25% increments on each of December 31, 2004, 2005 and 2006. The final 25% is exercisable on December 31, 2007.

(5)          The options were granted on July 27, 2004. 18.75% became exercisable on December 31, 2004, and 25% became exercisable on each of December 31, 2005 and 2006. The remainder are exercisable as follows: 25% on December 31, 2007 and 6.25% on December 31, 2008.

(6)          The options were granted on November 30, 2004. 10% became exercisable on each of December 31, 2005 and 2006. The remainder are exercisable as follows: 10% on December 31, 2007, 23% on each of December 31, 2008 and 2009, and 24% on December 31, 2010.

(7)          The options were granted on December 12, 2006 and are exercisable in 20% increments on each of December 31, 2007 and 2008 and 30% increments on each of December 31, 2009 and 2010.

Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Sean M. Healey	187,499	10,952,377
President and Chief Executive Officer
Darrell W. Crate	120,260	7,354,260
Executive Vice President, Chief Financial Officer and Treasurer
Nathaniel Dalton	152,141	9,277,202
Executive Vice President and Chief Operating Officer
Seth W. Brennan	209,380	12,489,926
Executive Vice President
John Kingston, III	70,140	3,723,516
Executive Vice President, General Counsel and Secretary

Director Compensation

At the request of the Compensation Committee, Shea & Associates provides a review of director compensation in the peer universe and most comparable peer universe. This analysis includes data on total compensation for directors at such companies, as well as on the individual components of that compensation, such as annual retainers, meeting fees and equity awards. The review also provides comparative data on compensation by board position (such as committee chairs and lead directors), and information on the nature of the service of particular directors in their various capacities (e.g., lead directors) at such companies. Shea & Associates also provides information to the Compensation Committee on trends in director compensation at such companies, as well as trends in director compensation at public companies generally.

In determining current compensation levels for the Company’s directors, the Compensation Committee’s objective is that cash compensation be relatively low in comparison to directors at comparable public companies, while equity compensation linked to increases in stockholder value be higher on a relative basis. Directors of the Company who are also employees receive no additional compensation for their service as directors. Each non-employee director receives an annual fee of $50,000 for service as a director, as well as a quarterly meeting fee of $2,500 (for in-person attendance) or $1,250 (for telephonic attendance). In addition, directors receive an annual fee of $10,000 for each committee on which they serve, as the case may be, with the Chair of the Audit Committee receiving an additional annual fee of $25,000, the Chair of the Compensation Committee receiving an additional annual fee of $10,000 and the Chair of the Nominating and Governance Committee receiving an additional annual fee of $5,000. In addition, the lead director receives a fee of $50,000 for his active role as principal liaison with management of the Company and his capacity as the principal contact on our Board of Directors for our stockholders. All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees. In 2006, William Nutt received a salary of $500,000 for his service as the Chairman of the Board of Directors, and for providing certain executive services throughout the year. Mr. Nutt also received other annual compensation in 2006 in the amount of $73,607. Such amount includes life insurance premiums paid by the Company on behalf of Mr. Nutt, 401(k) profit sharing contributions in the amount of $22,000, aircraft usage, personal physician and financial services benefits, and tax payments made in connection with the provision of certain financial service, health care and other benefits in the amount of $19,378.

Equity grant determinations are made consistent with the Compensation Committee’s philosophy that compensation should be directly linked to increases in stockholder value, and, on that basis the Compensation Committee has consistently used option grants to align director and stockholder interests. Since January 2000, the Compensation Committee has made initial option grants of 22,500 to directors in connection with their respective appointment to the Board, and in January 2006 such a grant was made to Mr. Zeitlin. In addition, since January 2001, the Compensation Committee has granted 11,250 options to directors annually, and in 2006 determined to make such a grant to each member of the Board. (Each grant generally vests in 25% increments over four years and, for purposes of FAS 123R, the average fair market value of such options was $30.32.) In reaching this determination, the Compensation Committee considered the analysis of equity grants to directors at peer asset management companies and also considered the compensation structures at various private equity firms and investment banking institutions (as prepared by Shea & Associates) and concluded that the Company’s grants continued to be appropriate to meet the objective of directly linking such compensation to increases in stockholder value.

Director Compensation in Fiscal Year 2006

The following table sets forth information regarding the compensation earned by Mr. Nutt and the Company’s non-employee directors in 2006. For compensation information with respect to Mr. Healey, and his services as the Company’s President and Chief Executive Officer, please see the Summary Compensation Table and other accompanying compensation tables. Mr. Healey receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		All Other Compensation ($)	Total ($)
Richard E. Floor	65,000	144,488		0	209,488
Harold J. Meyerman	155,000	144,488		0	299,488
William J. Nutt	0	186,091		573,607	759,698
Rita M. Rodriguez	105,000	144,488		0	249,488
Patrick T. Ryan	80,000	187,158	(2)	0	267,158
Jide J. Zeitlin	80,000	359,213	(2)	0	439,213

(1)          These figures represent expense recognized during 2006 for financial statement reporting purposes in accordance with FAS 123R. The assumptions used in the calculation of these amounts are included in Note 1 of our Annual Report on Form 10-K for fiscal year 2006, filed with the SEC on March 1, 2007. At December 31, 2006, the number of shares of Common Stock subject to options held by each director was as follows: Mr. Floor: 95,625; Mr. Meyerman: 88,125; Mr. Nutt: 1,618,509; Dr. Rodriguez: 95,625; Mr. Ryan: 39,375; and Mr. Zeitlin: 33,750.

(2)   Since January 2000, the Compensation Committee has made initial option grants of 22,500 to new directors, and in January 2006 such a grant was made to Mr. Zeitlin, who joined the Board at that time; the grant vests 25% on the date of grant and in 25% increments over the next three years. A similar initial option grant was made to Mr. Ryan at the time he joined the Board in 2005.

Equity Compensation Plan Information

We have three equity compensation plans. The 1997 Stock Option and Incentive Plan (as amended and restated, the “1997 Option Plan”) authorizes us to grant stock options to employees, directors and other key persons. In 2002, stockholders approved an amendment to increase to 7,875,000 the shares of Common Stock authorized for issuance under this plan. In 2002, the Board of Directors established the 2002 Stock Option and Incentive Plan (as amended and restated, the “2002 Option Plan”), under which we are authorized to grant non-qualified stock options and certain other awards to employees and directors. The 2002 Option Plan requires that the majority of grants under the plan in any three-year period be issued to employees who are not executive officers or directors of the Company. The 2002 Option Plan has not been approved by our stockholders. There are 3,375,000 shares of Common Stock authorized for issuance under this plan. In May 2006, our stockholders approved the 2006 Option Plan, under which we are authorized to grant stock options and stock appreciation rights to senior management, employees and directors. There are 3,000,000 shares of Common Stock authorized for issuance under this plan.

The plans are administered by the Compensation Committee of the Board of Directors. The exercise price of stock options is the fair market value of the Common Stock on the date of grant. The shares issuable on exercise of the options (other than options granted to directors) are subject to restrictions on transfer that lapse in installments according to specified schedules, provided that the respective recipient remains employed by the Company. In the event the recipient ceases to be employed by the Company, such restrictions will remain outstanding until December 2010 or seven years after the date of grant, whichever is later. The stock options generally expire seven to ten years after the grant date.

The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2006:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	4,595,680	$49.60	2,187,401
Equity compensation plans not approved by stockholders(2)	2,809,142	$51.94	80,965
Total(3)	7,404,822	$50.49	2,268,366

(1)          Consists of the 1997 Option Plan and the 2006 Option Plan.

(2)          Consists of the 2002 Option Plan.

(3)          The (i) number of shares of Common Stock subject to outstanding options, warrants and rights and (ii) weighted average exercise prices.

PROPOSAL 2: RATIFICATION OF THE
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year, subject to ratification by the Company’s stockholders at the Annual Meeting. PricewaterhouseCoopers has acted as the Company’s independent registered public accounting firm since the Company’s inception. The Company has been advised by PricewaterhouseCoopers that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the Securities and Exchange Commission. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Although stockholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required, the Board of Directors is nevertheless submitting the selection of PricewaterhouseCoopers to the stockholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of PricewaterhouseCoopers as the independent registered public accounting firm of the Company for the year ending December 31, 2007. Should the selection of PricewaterhouseCoopers not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of PricewaterhouseCoopers is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS BELIEVES THAT THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IS IN THE BEST INTERESTS OF THE COMPANY AND OF ITS STOCKHOLDERS, AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE FOR THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Audit Committee consists of Messrs. Meyerman and Ryan and Dr. Rodriguez, each an independent director of the Company, with Dr. Rodriguez serving as the Chair of the Audit Committee. The Audit Committee’s purpose is to assist the Board of Directors in oversight of the Company’s internal controls and financial statements and the audit process. The Board of Directors has determined in its business judgment that all members of the Audit Committee are “independent” as is required by the listing standards of the NYSE.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers is in fact “independent.”

The Audit Committee operates pursuant to a charter that was adopted by the Board of Directors in October 2005 and is available on the Company’s web site at www.amg.com.

HAROLD J. MEYERMAN

PATRICK T. RYAN

RITA M. RODRIGUEZ

Principal Accountant Fees and Services

The following table sets forth information regarding the fees for professional services rendered by PricewaterhouseCoopers in each of the last two fiscal years:

Type of Fee	Year Ended December 31, 2005	Year Ended December 31, 2006
Audit Fees(1)	$3,034,000	$3,712,391
Audit-Related Fees(2)	706,000	982,738
Tax Fees(3)	864,000	1,149,444
All Other Fees	—	—

(1)          Represents fees for professional services rendered in connection with the audit of the Company’s financial statements, reviews of the financial statements included in each of the Company’s quarterly reports on Form 10-Q, issuance of a consent and services related to the implementation of accounting standards. For the years ended December 31, 2005 and December 31, 2006, the audit fees also include $0.6 million and $0.5 million, respectively, for the audit of the Company’s compliance with the Sarbanes-Oxley Act of 2002, Section 404.

(2)          Represents fees for research assistance on accounting-related issues, benefit plan audits, issuances of the Association of Investment Management and Research (AIMR) performance verification and internal controls reports such as those pursuant to Statement of Auditing Standard No. 70 and due diligence procedures in connection with new investments.

(3)          Represents fees for income tax compliance and domestic and international tax planning.

In making its determination regarding the independence of PricewaterhouseCoopers, the Audit Committee considered whether the provision of the services covered in the sections entitled “Audit-Related Fees” and “Tax Fees” was compatible with maintaining such independence. Under its charter, the Audit Committee must pre-approve all auditing and any non-auditing services with the Company’s independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules of the SEC. All of the above services provided by PricewaterhouseCoopers were approved by the Audit Committee or the Chairman of the Committee acting under a delegation of authority from the Committee. All of the work performed by PricewaterhouseCoopers was performed by full-time employees of the firm.

Consistent with past practices of the Audit Committee and pursuant to the pre-approval policies of the Audit Committee as currently in effect, the retention of the independent registered public accounting firm to audit the Company’s financial statements, including the associated fee, is approved each year by the Audit Committee. At the beginning of the year, the Audit Committee also evaluates other potential engagements by the Company of the independent registered public accounting firm, including the scope of the work proposed to be performed and the proposed fees, and approves or rejects each service considering (among other factors) the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At each subsequent meeting, the Audit Committee receives updates on the services provided by the independent registered public accounting firm, and management may present additional services for approval. In the event that a need arises for the approval of additional services between meetings (if, for example, the Company proposed to conduct a financing on an accelerated timetable), the services would be considered and provisionally approved by a designee of the Audit Committee, and the related fees for these services would be considered and approved by the Committee at its next meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 30, 2007 (unless otherwise noted) regarding the beneficial ownership of Common Stock by (i) persons or “groups” (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the Common Stock of the Company, (ii) Named Executive Officers, (iii) directors and nominees and (iv) directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock(2)
T. Rowe Price Associates, Inc.(3)	2,182,806	7.3%
William J. Nutt(4)	1,656,228	5.3%
Sean M. Healey(5)	1,173,849	3.8%
Nathaniel Dalton(6)	906,319	3.0%
Darrell W. Crate(7)	911,597	3.0%
John Kingston, III(8)	318,475	1.1%
Richard E. Floor(9)	104,122	*
Rita M. Rodriguez(10)	73,122	*
Harold J. Meyerman(11)	65,622	*
Patrick T. Ryan(12)	14,062	*
Jide J. Zeitlin(13)	12,656	*
Directors and executive officers as a group (10 persons)(14)	5,236,052	15.1%

*                    Less than 1%

       (1) The mailing address for each executive officer and director is c/o AMG, 600 Hale Street, Prides Crossing, Massachusetts 01965.

       (2) In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options held by that person that are currently exercisable or that become exercisable within 60 days of March 30, 2007 are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, shares of stock subject to options that are currently exercisable or that become exercisable within 60 days of March 30, 2007 are deemed to be outstanding for the holder thereof but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person. As of March 30, 2007, a total of 29,735,097 shares of Common Stock were outstanding.

       (3) Information is based on a Schedule 13G filed with the SEC on February 14, 2007 by T. Rowe Price, Inc. T. Rowe Price has sole voting power over 444,512 shares and sole dispositive power over 2,182,806 shares. The address of T. Rowe Price, Inc. is listed in such Schedule 13G as 100 E. Pratt Street, Baltimore, Maryland 21202.

       (4) Includes 1,525,124 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007, of which 184,844 are subject to restrictions on transferability.

       (5) Includes 1,113,824 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007, of which 526,610 are subject to restrictions on transferability.

       (6) Includes 847,502 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007, of which 329,258 are subject to restrictions on transferability.

       (7) Includes 860,946 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007, of which 329,258 are subject to restrictions on transferability.

       (8) Includes 300,266 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007, of which 133,141 are subject to restrictions on transferability.

       (9) Includes 73,122 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007.

(10) Consists of 73,122 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007.

(11) Consists of 65,622 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007.

(12) Consists of 14,062 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007.

(13) Consists of 12,656 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007.

(14) Includes 4,886,246 shares of Common Stock subject to options exercisable within 60 days of March 30, 2007, of which 1,503,111 are subject to restrictions on transferability.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish to the Company copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of the copies of such reports provided to us and written representations from certain reporting persons, all Section 16(a) filing requirements applicable to any of our executive officers, directors and greater than 10% beneficial owners have been satisfied, except that a Form 4 reporting Dr. Rodriguez’s director stock option grant in July 2006 was filed with the SEC one day late due to an administrative error concerning SEC EDGAR filing codes.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by us. In an effort to have as large a representation of stockholders at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by mail, telephone, telegraph or other electronic means by one or more of our employees or by a proxy solicitor. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of Common Stock. We may retain a proxy solicitation firm for services in connection with the solicitation of proxies for customary fees and expenses.

Stockholder Proposals

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by us at our principal executive office on or before January 1, 2008 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company’s 2008 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a(8), must be received in writing at our principal executive office no earlier than February 1, 2008, nor later than March 17, 2008, together with all supporting documentation required by our By-laws.

As required by our By-laws, a stockholder’s proposal nominating a director must include: (1) the name, age, business address and residence address of the proposed nominee, (2) the principal occupation or employment of the proposed nominee, (3) the class and number of shares of the Company’s capital stock which are beneficially owned by the proposed nominee on the date of such stockholder notice, and (4) the consent of the proposed nominee to serve as a director if elected. A stockholder’s proposal shall further set forth information about the beneficial ownership of capital stock by the stockholder making the proposal and a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder. For more complete information on these requirements, please refer to our By-laws.

Householding of Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or the Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Annual Report and/or Proxy Statement to you if you write or call us at the following address or telephone number: Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965, Attention: John Kingston, III, Executive Vice President, General Counsel and Secretary, (617) 747-3300. If you would like to receive separate copies of a proxy statement or an annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Other Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2007, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO JOHN KINGSTON, III, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AFFILIATED MANAGERS GROUP, INC., 600 HALE STREET, PRIDES CROSSING, MASSACHUSETTS 01965.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY TELEPHONE, BY INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD OR THE VOTING INSTRUCTION FORM PROVIDED BY YOUR BROKER, BANK OR OTHER NOMINEE.

AFFILIATED MANAGERS GROUP, INC.
600 Hale Street, Prides Crossing, Massachusetts 01965

Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sean M. Healey, William J. Nutt and John Kingston, III, and each of them, proxies with full power of substitution to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Affiliated Managers Group, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s offices, 600 Hale Street, Prides Crossing, Massachusetts 01965 on Thursday, May 31, 2007 at 10:00 a.m. Eastern time, and at any adjournments or postponements thereof, and hereby grants each of them full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the 2006 Annual Report to Stockholders.

(Continued, and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

AFFILIATED MANAGERS GROUP, INC. Please mark vote in the following manner using dark ink only: ☒	Mark here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

1.

To elect the following nominees as directors of the Company, each for a one-year term to continue until the 2008 Annual Meeting of Stockholders and until the successor of the respective nominee is duly elected and qualified.

		For All	Withhold All	For All Except
Nominees:		☐	☐	☐
01 Richard E. Floor	05 Rita M. Rodriguez
02 Sean M. Healey	06 Patrick T. Ryan
03 Harold J. Meyerman	07 Jide J. Zeitlin
04 William J. Nutt
(INSTRUCTION: To withhold authority for any individual nominee, mark “For All Except” and write the nominee(s) name on the space provided below.)

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.	For ☐	Against ☐	Abstain ☐
3.	To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned’s vote will be cast “FOR” Proposal 1—election of each of the nominees for director and “FOR” Proposal 2—ratification of the selection of the Company’s independent auditors. The undersigned’s votes will be cast in accordance with the proxies’ discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature:
Dated:	, 2007
Signature:
Dated:	, 2007

For joint accounts, each owner should sign. Executors, administrators, trustees, corporate officers and others acting in a representative capacity should give full title or authority.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/amg
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.